Exhibit 99.1

Date:	May 23, 2012 4:00 p.m. EST
Contact:	Archie Brown, Jr. President and CEO
MainSource Financial Group, Inc.
812-663-6734

NEWS RELEASE

MainSource Financial Group, Inc. Announces the Passing

Of Board of Director Rick S. Hartman

Greensburg, Indiana (NASDAQ:  MSFG) — MainSource Financial Group announced today that Rick S. Hartman passed away on May 20, 2012 at the age of 56.  Mr. Hartman had been a member of the Board since 2000 and had served as Chair of the Audit Committee for much of that time.

Mr. Archie M. Brown Jr., Chairman, President and Chief Executive officer commented, “We are deeply saddened by the loss of our colleague Rick Hartman.  Rick was a dedicated and talented director whose leadership and insights have been invaluable to our Board and company.  More importantly Rick was a friend and was known and appreciated for being kind and caring.  On behalf of the Board of Directors and the entire MainSource organization, I would like to extend our heartfelt condolences to Rick’s wife and family at this most difficult time.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240 | Phone 812-663-6734 | MainSourceBank.com